      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1999

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                  SIMULA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      Arizona                    86-0320129
                     (STATE OF                (I.R.S. EMPLOYER
                   INCORPORATION)            IDENTIFICATION NO.)

                      2700 North Central Avenue, Suite 1000
                             Phoenix, Arizona 85004
                                 (602) 631-4005
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             Bradley P. Forst, Esq.
                  Executive Vice President and General Counsel
                      2700 North Central Avenue, Suite 1000
                             Phoenix, Arizona 85004
                                 (602) 631-4005
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
   TITLE OF EACH CLASS                          PROPOSED            PROPOSED
   OF SECURITIES TO BE      AMOUNT TO BE     MAXIMUM OFFERING   MAXIMUM AGGREGATE     AMOUNT OF
       REGISTERED           REGISTERED(1)   PRICE PER SHARE(2)    OFFERING PRICE   REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share.........   2,000,921 shares        $5.25           $10,504,835.00     $2,920.34
===================================================================================================

(1) Represents the maximum number of shares for which the Registrant is contractually obligated to register hereunder for shares issuable upon conversion of Registrant's Series A Convertible Preferred Stock into Common Stock and, pursuant to Rule 416 under the Securities Act of 1933, an indeterminate number of additional shares of Common Stock as may be issued or become issuable pursuant to the anti-dilution provisions of the Series A Convertible Preferred Stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

PROSPECTUS


                                2,000,921 SHARES

                                  SIMULA, INC.
                                  COMMON STOCK


This prospectus relates to the offer and sale of up to 2,000,921 shares of our Common Stock that may be sold from time to time by the holder of our Series A Convertible Preferred Stock following that holder's conversion of their Preferred Stock into our Common Stock. The actual number of shares sold under this prospectus depends upon the prices at which those conversions are made.


We will not receive any proceeds from the issuance or sale of shares of Common Stock sold under this prospectus. While we will pay certain of the expenses associated with this offering, the Selling Shareholder will bear the cost of any brokerage commissions and discounts that they incur when they sell their shares under this prospectus. The Common Stock offered under this prospectus may be sold from time to time in market transactions at the prices then prevailing for our Common Stock on the New York Stock Exchange, or through privately negotiated transactions.


            Common Stock Trading Symbol:        "SMU"
            Where Listed:                       New York Stock Exchange
            Closing Price on May 26, 1999:      $5.125



AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS," BEGINNING ON PAGE 7.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  May 27, 1999

              ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy the documents that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. Certain parts of the registration statement were omitted because the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the Common Stock available for sale under this prospectus is sold by the Selling Shareholder.

      -     Annual Report on Form 10-K for the year ended December 31, 1998

      - Proxy Statement relating to our Annual Meeting of Shareholders to be held June 17, 1999

      -     Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

      -     Registration Statement on Form 8-A relating to the Common Stock

Upon your request, we will provide to you without charge a copy of any documents incorporated by reference into this prospectus. Requests for copies of documents should be made to:

                        Simula, Inc.
                        Investor Relations Department
                        2700 North Central Avenue, Suite 1000
                        Phoenix, Arizona 85004
                        (602) 631-4005

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents that we incorporate by reference that are considered "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "plans," "intends" and other similar words. These statements are not guarantees of our future performance, profitability and cash flow, and are subject to risks, uncertainties and other important factors that could cause our actual performance to be materially different from those that we project. These risks, uncertainties and factors include:

      -     ability to sell our discontinued rail seating operations

      -     availability of capital and terms upon which it is available

      -     manufacturing capacity and yield

      -     our costs of labor, raw materials, supplies and equipment

      -     reliability of our vendor base

      - contract mix and shifting production and delivery schedules among our two business segments

      - amount of our resources committed to research and development from time to time

      - our success in building strategic alliances with key parties in our industries, particularly first tier suppliers and prime contractors who sell our products to OEMs

      - the level of orders that are received and can be shipped and invoiced in a fiscal quarter

      -     customer order patterns

      - the cyclical nature of the airline and automotive industries and other markets addressed by our products

      -     the level and makeup of military expenditures

      -     competition and competitive pressures on pricing

      -     technological changes

      -     general economic, business and regulatory conditions

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents that we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents that are incorporated into this prospectus by reference. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully.

                                  SIMULA, INC.


OUR ADDRESS AND TELEPHONE NUMBER........  Simula, Inc.
                                          2700 North Central Avenue, Suite 1000
                                          Phoenix, Arizona 85004
                                          (602) 631-4005


STATE AND YEAR OF OUR INCORPORATION.....  Arizona, 1975


OUR BUSINESS............................  We invent, manufacture, and market occupant seating, restraint, and
                                          other advanced-technology safety
                                          systems for use in a wide range of
                                          transportation vehicles.

                                          We are a holding company for nine
                                          operating units in two business
                                          segments: Commercial Transportation
                                          Products and Government and Defense
                                          Products.  We maintain operations
                                          in four U.S. states and in the
                                          United Kingdom, and have an
                                          employee base of more than 1,000.

                                          The largest markets in our Commercial
                                          Transportation segment are commercial
                                          airline seating systems and safety
                                          systems for automobiles and trucks.
                                          The largest markets in our Government
                                          and Defense segment are energy
                                          absorbing helicopter seats and armor
                                          systems.

                                          Our customers include commercial
                                          airline airframe builders, leasing
                                          companies and airlines; large
                                          automotive component (airbag)
                                          suppliers; and large government and
                                          defense contractors as well as the
                                          government and branches of the
                                          military.


OUR NEW YORK STOCK EXCHANGE TRADING
  SYMBOL................................  "SMU"

                                  THE OFFERING


PURPOSE OF THIS PROSPECTUS..............  In March 1999, we sold Series A
                                          Convertible Preferred Stock to an
                                          institutional investor.  As part of
                                          that offering we agreed to provide
                                          the buyer (the Selling Shareholder
                                          under this prospectus) with Common
                                          Stock that is registered with the
                                          SEC for issuance upon their
                                          conversion of the Preferred Stock
                                          into Common Stock.  This prospectus
                                          relates to the Selling
                                          Shareholder's sale of the Common
                                          Stock received following their
                                          conversion of Preferred Stock.  In
                                          addition to this prospectus, you
                                          should carefully read the documents
                                          that are incorporated into this
                                          prospectus by reference.


SELLING SHAREHOLDER.....................  BayStar Capital, L.P.


USE OF PROCEEDS.........................  We will not receive any proceeds from the sale of Common Stock under
                                          this prospectus.  All proceeds will
                                          be retained by the Selling
                                          Shareholder for its own account.


OFFERING EXPENSES.......................  We will pay expenses associated with the registration with the SEC of the
                                          Common Stock that this prospectus
                                          relates to, as well as printing and
                                          other costs associated with this
                                          prospectus generally. The Selling
                                          Shareholder will pay all commissions
                                          and other expenses associated with
                                          their sale of Common Stock under this
                                          prospectus.


METHOD OF DISTRIBUTION..................  The Selling Shareholder may sell
                                          Common Stock under this prospectus
                                          from time to time at the then
                                          prevailing price on the New York Stock
                                          Exchange, or in transactions privately
                                          negotiated with purchasers.


INVESTMENT RISKS........................  Your investment in our Common Stock involves a high degree of risk.
                                          You should carefully consider the
                                          RISK FACTORS described below in
                                          this prospectus prior to making
                                          your investment decision.

NUMBER OF SHARES OF OUR COMMON STOCK
  OUTSTANDING AS OF MAY 26, 1999........  10,009,610


NUMBER OF SHARES OF COMMON STOCK
  OFFERED UNDER THIS PROSPECTUS.........   2,000,921


COMMON STOCK TO BE OUTSTANDING AFTER THE
  SELLING SHAREHOLDER SELLS ALL OF THE
  SHARES OFFERED UNDER THIS PROSPECTUS..  12,010,531

                                  RISK FACTORS

In making your investment decision you should carefully consider the following factors, as well as all risks and factors identified in the documents that we incorporate by reference.

MANAGEMENT OF GROWTH

We are currently experiencing a period of significant growth. Our ability to manage that growth effectively will require us to enhance our operational, financial, and management information systems. In addition, we must also effectively oversee operations of geographically dispersed operating subsidiaries and divisions in diverse lines of business. In the past several years we have increased staffing and other expenses, as well as expenditures on manufacturing plants, capital equipment and leasehold improvements in order to meet the anticipated demand of our customers. However, our customers generally do not commit to firm production schedules for other than a relatively short time in advance. Our profitability will be adversely affected if we have increased or continue to increase our expenditures in anticipation of future orders that do not materialize. Our customers may also require, from time to time, rapid increases in design and production services that place an excessive short-term burden on our resources. Our failure to manage our growth effectively could have a material adverse effect on our business, operating results, and financial condition.

RECENT OPERATING RESULTS

We reported losses for each of our fiscal years ending December 31, 1998, 1997 and 1996. These losses were $27,708,513, $3,539,526 and $10,049,914, respectively. Part of our loss in 1998 resulted from a write-down of certain inventory, part resulted from a write-down of the anticipated sale price of our discontinued rail seating operations, and part was an operating loss. The 1997 and 1996 losses were both comprised of operating losses and the effect of a change in our method of accounting for pre-contract costs. We reported a profit for our quarter ended March 31, 1999. There can be no assurance, however, that we will maintain profitability throughout 1999 or in the future.

LIQUIDITY AND CAPITAL RESOURCES

Until we are able to operate our business at a profitable level for an extended period of time and generate positive cash flow, we may remain dependent on outside capital sources. These sources include our bank line of credit and funds raised in private or public offerings of securities. There can be no assurance that these sources of funds will remain or become available, or that they will remain or become available on acceptable terms. The inability to obtain cash from outside sources may limit the amount of working capital that we have available for the payment of short-term obligations, and may potentially affect our ability to meet long-term obligations as well. To meet our working capital needs in 1999, we will have to sell our discontinued rail seating operation, which we anticipate will be completed in the second quarter of 1999.

Approximately $4.75 million of our Series C 10% Senior Subordinated Convertible Notes, issued in September 1996, remain outstanding and are due to be repaid in September 1999. A lack of sufficient cash at that time may require us to exchange or refinance these Notes.

RECENT ENTRY INTO THE AIRLINE SEATING MARKET; MANUFACTURING CHALLENGES

Through our subsidiary Airline Interiors, we entered the commercial airline seating market in 1996. Although we were the first successful entrant into this market in 25 years and achieved a 6% worldwide market share by the end of 1998, our entry into the market has proven to be more costly than we expected. We have not yet been completely successful in the transition to high volume airline seat production and we have not yet operated this business profitably. Engineering challenges, quality control and certification issues, manufacturing throughput and part shortages have presented problems for us over the past three years, resulting in cost overruns and late shipments of seats to customers.

Sales of commercial airline seats presently comprise between 30% and 40% of our overall corporate revenues. Failure to operate this business profitably could adversely affect our overall corporate performance.

RECENT ENTRY INTO THE AUTOMOTIVE INFLATABLE RESTRAINT MARKET

Through our subsidiary Simula Automotive Safety Devices, Inc., we began producing side-impact inflatable restraint systems for head and neck protection (the ITS(R)) in 1996, and have since developed certain other applications derived from that technology. While the ITS(R) has been favorably received by our initial customers, there can be no assurance that we will be successful in marketing and selling the ITS(R) to additional customers, or derivative products to new customers. In addition, it is customary in the automobile component supply industry that automobile manufacturers seek progressive volume price reductions from their suppliers. We have implemented cost-cutting and efficiency mechanisms to offset the reduction in our prices that result from these volume discounts. Our failure to continue to do so may adversely impact our operating results in this business.

POSSIBLE VOLATILITY OF STOCK PRICE

The trading price of our Common Stock has been and in the future may be subject to wide fluctuations in response to quarterly variations in our operating results; actual or anticipated announcements of technical innovations or new products by us or our competitors; contracts with key customers; new agreement negotiations; changes in analysts' estimates of our financial performance; general industry conditions; military expenditures; worldwide economic and financial conditions; and other events or factors. In addition, broad market fluctuations and other factors may adversely affect the market price of our Common Stock.

COMPETITION

The aerospace and automotive markets are intensely competitive. Most of our competitors have greater marketing capabilities and financial resources than we do. Although most of our technology is proprietary, many businesses are actively engaged in the research and development of new products and in the manufacture and sale of products that may compete with our aerospace, inflatable restraint systems, structures, and materials capabilities. Competition for commercial contracts relates primarily to technical know-how, cost, and marketing efforts. Competition for government contracts relates primarily to the award of contracts for the development of proposed products rather than for the supply of products that have been developed under contracts. Numerous suppliers compete for government and defense contracts as prime contractors or subcontractors.

DILUTION

In the context of this prospectus, dilution is the difference between the price at which Common Stock is purchased under this prospectus and the net tangible book value per share immediately after the sale of all shares under this prospectus. The more shares that are issued and sold under this prospectus, the lower the book value will be per share and the more that each shareholder will have their per share interest in our Common Stock diluted from a book value standpoint. Further, the greater the number of shares outstanding at any time, the lower our reported earnings per share will be.

Additional dilution to shareholders will occur in the future upon the conversion by the holders of our convertible debt securities into Common Stock, and the exercise of stock options by option holders under our stock option plans.

DEPENDENCE ON INDUSTRY RELATIONSHIPS

A number of our products are components in our customers' final products. We typically are a subcontractor to large prime contractors in the defense business, and a sub-supplier to large first tier suppliers in the aerospace and automotive business. For example, we manufacture the inflatable portion of our automobile inflatable restraint product, then ship it to a first tier automotive component supplier who incorporates a generator, packages the finished product, and sells it to the automobile maker. Therefore, to be successful in this business arrangement, we must be successful in marketing our product to both the end customer and the first tier component supplier. A failure to do so may adversely impact the success of our business operations.

We have been successful in establishing relationships with first tier suppliers. However, difficulties may arise from our dependence upon these intermediaries. Among these are our indirect access to the end customer, lack of control over the marketing and pricing of the product to the end customer, and the fact that the first tier suppliers may be marketing competing products at the same time that they are marketing ours. The success of our operations may be adversely impacted if we do not successfully control these and similar issues that may place us at a competitive disadvantage.

INVESTMENT IN AND DEPENDENCE ON PROPRIETARY TECHNOLOGY

Our future success and competitive position depend to a significant extent upon our proprietary technology. We have in the past, and will continue in the future to make significant investments in the development and refinement of the technologies for our business. We rely in part on patent, trade secret, and copyright law to protect our intellectual property.

There can be no assurance that we will be successful in the future in developing new technologies or in enhancing our existing technologies. In addition, there can be no assurance that any patent that we own will not be invalidated or challenged, that our intellectual property will provide us with any competitive advantages, or that any of our pending or future patent applications will be issued within the scope of the claims that we are seeking. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to our technology, duplicate our technology, or design around our patents.

QUARTERLY OPERATING RESULTS; CYCLICALITY

As a growth company, our quarterly results may be especially variable and historic results are not a reliable basis on which to predict future operating results. Since the beginning of 1993 we have experienced significant growth in our revenue as a result of our internal growth and corporate acquisitions in 1993 and 1994. At the same time our earnings have not shown similar quarter-to-quarter growth.

Our continued success will be impacted by the cyclical nature of the airline and automobile industries as well as other markets served by our products; the level and makeup of military expenditures;

technological changes; competition and competitive pressures on pricing; new government regulations; and economic conditions in the United States and worldwide markets served by us and our customers. Our products are incorporated into a variety of transportation vehicles. A slowdown in demand for new transportation vehicles or modification services to existing transportation vehicles as a result of economic or other conditions in the United States or worldwide markets served by us and our customers could adversely affect our operating results and financial condition. Conversely, an increase in demand for new transportation vehicles or modification services could strain our capacity, manufacturing efficiency, and delivery schedules.

SUBSTANTIAL RELIANCE ON MAJOR CUSTOMERS

Our business has relied to a great extent on relatively few major customers, although the mix of major customers has varied from year to year depending on the status of then current contracts. During fiscal 1998 and to date in fiscal 1999, however, no customer accounted for more than 10% of our revenue. Although we have established relationships with a number of our commercial and defense customers, we do not have long-term supply contracts with any customers. Our customers also generally do not commit to long-term production schedules and, as a result, customer orders generally can be canceled and volume levels changed or delayed. The timely replacement of canceled, delayed, or reduced orders cannot be assured. Reliance upon defense contracts also involves certain inherent risks, including dependence on Congressional appropriations, changes in governmental policies that reflect military and political developments, and other factors characteristic of the defense industry. The loss or reduction in sales to a major customer may have a more material adverse effect on our operations and financial condition than would be the case if our revenue was less concentrated by customer.

EFFECT OF GOVERNMENT CONTRACT PROVISIONS

As a contractor and subcontractor to the United States government, we are subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. Sales of many of our products are governed by rules favoring the government's contractual position. As a consequence, our contracts may be subject to protest or challenge by unsuccessful bidders or to termination, reduction, or modification in the event of changes in government requirements, reductions in federal spending, or other factors.

Our government-related revenue has resulted almost exclusively from firm, fixed-price contracts. Fixed-price contracts involve certain inherent risks to us, including underestimating costs, problems with new technologies, and economic and other changes that may occur over the contract period. The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the United States government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency ("DCAA"), an arm of the United States Department of Defense. The DCAA has the right to challenge our cost estimates or allocations with respect to any of our contracts. If a DCAA audit establishes overcharges or discrepancies in costs or accounting, it can seek the repayment of those overcharges or seek other reconciliations.

GOVERNMENT SAFETY REGULATIONS

We regularly monitor regulations adopted or being considered by the Federal Aviation Administration relating to airlines, particularly those relating to seating and restraints, and by the National Highway Traffic and Safety Administration, particularly those relating to airbags and other safety features in automobiles. Administrative regulations are typically subject to industry resistance, comment periods, and significant delays in implementation. To the extent that proposed regulations are withdrawn or that new or existing regulations are subsequently amended, rescinded, or deadlines for compliance extended, the demand for improved safety systems, such as those that we provide, could be adversely impacted.

CONTROL BY MANAGEMENT

Following the sale of all of the shares of Common Stock offered under this prospectus by the Selling Shareholder, our directors and executive officers will likely continue to own in the aggregate more than 30% of our outstanding Common Stock. Through their ownership of our Common Stock, current management will, as a practical matter, continue to have the ability to elect or otherwise designate members of our Board of Directors. Our directors and executive officers also have the right to acquire additional shares upon their exercise of options granted under our stock option plans, and the executive officers may acquire additional shares under our Employee Stock Purchase Plan.


                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares of Common Stock offered under this prospectus. Proceeds received from purchasers of Common Stock offered under this prospectus will be retained by the Selling Shareholder.


                         DETERMINATION OF OFFERING PRICE

This prospectus may be used from time to time by the Selling Shareholder to offer our Common Stock for sale. The offering price in each transaction will be determined by the Selling Shareholder and may be based on market prices prevailing at the time of sale, or at privately negotiated prices.

The Selling Shareholder will acquire the shares for sale under this prospectus by converting Preferred Stock into our Common Stock from time to time, as provided under the terms of the private placement in which the Preferred Stock was issued in March 1999. The number of shares and the price of the Common Stock that the Selling Shareholder receives from us for future sale under this prospectus will vary, and is a function of a conversion price formula that we negotiated and agreed upon with the Selling Shareholder.

                               SELLING SHAREHOLDER

The Selling Shareholder obtained or will obtain shares of Common Stock upon conversion of our Series A Convertible Preferred Stock.

We have agreed to register initially 2,000,921 shares of our Common Stock that we may be required to issue to the Selling Shareholder upon conversion of our Series A Convertible Preferred Stock. We may be required to register additional shares of our Common Stock if:

      - we have either obtained approval from our shareholders or the New York Stock Exchange to issue more than 2,000,921 shares of our Common Stock (unless we are no longer subject to the New York Stock Exchange rule that requires us to obtain shareholder approval prior to issuing in excess of 19.99% of our Common Stock); or

      - certain dilutive events occur with respect to the Common Stock underlying our Series A Convertible Preferred Stock.

The number of shares of Common Stock that we will issue for our Series A Convertible Preferred Stock is determined by calculating the conversion price which, in general, is based upon the market price of our Common Stock. We cannot determine the actual number of shares of our Common Stock that we will issue because the conversion price of our Series A Convertible Preferred Stock will fluctuate with the market price of our Common Stock. The number of shares underlying our Series A Convertible Preferred Stock will increase if the conversion price decreases, and will decrease if the conversion price increases.

The following table sets forth certain information as of the date of this prospectus regarding the beneficial ownership of shares of Common Stock by the Selling Shareholder, and as adjusted to reflect the sale of up to the maximum number of shares of Common Stock that may be offered for sale by the Selling Shareholder.

The number shares of Common Stock beneficially owned by the Selling Shareholder set forth in the table below is equal to the number of shares that the Selling Shareholder would have beneficially owned as of May 26, 1999, if the Selling Shareholder converted all of its Series A Convertible Preferred Stock into shares of Common Stock based on the conversion price of $4.81 in effect as of that date.

"Beneficial ownership" of the Common Stock by the Selling Shareholder in the following table is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Generally, beneficial ownership includes securities with respect to which the investor has voting or investment power. The rules also provide that beneficial ownership includes shares of Common Stock underlying options, warrants and convertible securities that can be exercised or converted within 60 days. To that extent, the number of shares of our Common Stock underlying our Series A Convertible Preferred Stock presented on the table may not present the actual beneficial ownership from time to time of the Selling Shareholder in accordance with these rules because of the floating-rate conversion feature of our Series A Convertible Preferred Stock and because the Selling Shareholder cannot convert its shares if such conversion would result in the Selling Shareholder beneficially owning more than 4.99% of our Common Stock at any time.

                                                     MAXIMUM SHARES     PERCENT OWNED
                                       SHARES      AVAILABLE FOR SALE      AFTER
NAME AND ADDRESS OF SELLING          BENEFICIALLY      UNDER THIS       COMPLETION OF
SHAREHOLDER                             OWNED          PROSPECTUS          OFFERING
-----------                             -----          ----------        -----------
BayStar Capital, L.P.                  1,559,252       2,000,921              0%
 1500 West Market Street, Suite 200
 Mequon, Wisconsin 53092


                           DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of Common Stock, of which 10,009,610 shares were issued and outstanding as of May 26, 1999.

Holders of our Common Stock are entitled to one vote for each share owned by them on all matters upon which they are entitled to vote. As required under Arizona law, there is cumulative voting in the election of directors. This means that each shareholder is entitled to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate their votes by giving one candidate as many votes as the number of such directors multiplied by the number of their shares, or by distributing votes on the same principle among any number of candidates.

Holders of our Common Stock are entitled to receive any dividends that may be declared from time to time by our Board of Directors out of funds legally available. If there is a liquidation, dissolution, or winding up of our business, holders of our Common Stock will share ratably in all assets remaining after the payment of our liabilities. The holders of our Common Stock have no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to our Common Stock. The rights of the holders of our Common Stock are subject to any rights that may be fixed for holders of preferred stock, including the Preferred Stock owned by the Selling Shareholder. Our Common Stock is now and in the future will be validly issued, fully paid, and nonassessable.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our Common Stock is American Stock Transfer & Trust Company, New York, New York.

LISTING

Our Common Stock is currently listed and traded on the New York Stock Exchange under the symbol "SMU."


                              PLAN OF DISTRIBUTION

The distribution of the Common Stock offered under this prospectus by the Selling Shareholder may be made from time to time, so long as the registration statement of which this prospectus is a part remains effective. Sales of Common Stock under this prospectus may be made in one or more transactions that may take place on the New York Stock Exchange, including ordinary brokers' transactions, in privately-negotiated transactions, or through sales to one or more broker/dealers for resale of such Common Stock as principals, at market prices prevailing at the time of sale or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Shareholder in connection with its sales of Common Stock under this prospectus.

We will pay expenses associated with the registration with the SEC of the Common Stock that this prospectus relates to, as well as printing and other costs associated with this prospectus generally. We will not, however, pay for any expenses, commissions or discounts of underwriters, dealers or agents for the Selling Shareholder. Those costs will be paid by the Selling Shareholder.


                                  LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Bradley P. Forst, General Counsel of Simula, Inc.


                                     EXPERTS

The consolidated financial statements of Simula, Inc. that are incorporated by reference into this prospectus from the Simula, Inc. report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference into this prospectus. The financial statements have been incorporated into this prospectus in reliance upon the report of Deloitte and Touche LLP, given upon their authority as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF MAY 27, 1999 AND WILL BE UPDATED BY THE DOCUMENTS THAT ARE INCORPORATED INTO THIS PROSPECTUS BY REFERENCE ONCE THEY ARE FILED WITH THE SEC.

                               ---------------



                                TABLE OF CONTENTS


                                                                            PAGE


Additional Information and Incorporation by Reference......................    2

Prospectus Summary.........................................................    4

Risk Factors...............................................................    7

Use of Proceeds............................................................   11

Determination of Offering Price............................................   11

Selling Shareholder........................................................   12

Description of Common Stock................................................   13

Plan of Distribution.......................................................   13

Legal Matters..............................................................   14

Experts....................................................................   14






                                2,000,921 SHARES







                                  SIMULA, INC.



                                  COMMON STOCK






                                   PROSPECTUS






                                  May 27, 1999

                                  SIMULA, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered. These expenses will be paid by Simula, Inc. (the "Company"). The information contained below is subject to future contingencies. An asterisk to the right of a dollar figure denotes that the figure is an estimate and the exact amount to be expended for that category is not yet known.

      Registration Fee........................................  $2,920.34
      Printing and Engraving Costs............................  $1,000.00
      Other...................................................  $5,000.00
                Total.........................................  $8,920.34

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      ARTICLE 10 of the Articles of Incorporation of the Registrant provides as follows:

      The personal liability of the directors to the Corporation and its shareholders for monetary damages by reason of their conduct as directors shall be limited or eliminated to the fullest extent permitted by Arizona law.

      Section 12.01 of the Bylaws of the Registrant provides as follows:

            12.01 INDEMNIFICATION. To the full extent permitted by Arizona law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another corporation, trust or enterprise, against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

      Section 10-202(B)(1) and Chapter 8, Article 5 (Section 10-850 et seq.) of the General Corporation Law of Arizona, as amended, apply to registrant and provide as follows:

Section 10-202(B). The articles of incorporation may set forth:

      1. A provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following:

            (a) The amount of a financial benefit received by a director to which the director is not entitled.

            (b) An intentional infliction of harm on the corporation or the shareholders.

            (c) A violation of Section 10-833.

            (d) An intentional violation of criminal law.

      2. A provision permitting or making obligatory indemnification of a director for liability, as defined in Section 10 850, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the exceptions described in paragraph 1, subdivisions (a), (b), (c) and (d) of this subsection.

      3. Any other provision, not inconsistent with law.

Chapter 8 -- Directors and Officers, Article 5 -- Indemnification.

Section 10-850. Definitions

      In this article, unless the context otherwise requires:

      1. "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased on consummation of the transaction.

      2. "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. Director includes the estate or personal representative of a director.

      3. "Expenses" includes attorney fees and all other costs and expenses reasonably related to a proceeding.

      4. "Liability" means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred.

      5. "Officer" means an individual who is or was an officer of a corporation or an individual who, while an officer of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or entity. An officer is considered to be serving an employee benefit plan at the corporation's request if the officer's duties to the corporation also impose duties on or otherwise involve services by the officer to the plan or to participants in or beneficiaries of the plan. Officer includes the estate or personal representative of an officer.

      6. "Official capacity" means, if used with respect to a director, the office of director in a corporation and, if used with respect to an officer as contemplated in Section 10-856, the office in a corporation held by the officer. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other entity.

      7. "Outside director" means a director who, when serving as a director, was not an officer, employee or holder of more than five per cent of the outstanding shares of any class of stock of the corporation or of any affiliate of the corporation.

      8. "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

      9. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851. Authority to indemnify

      A.    Except as provided in subsection D of this section and in
            Section 10-854, a corporation may indemnify an individual made a party to a proceeding because either:

      1. The individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:

            (a) The individual's conduct was in good faith

            (b) The individual reasonably believed:

                  (i) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.

                  (ii) In all other cases, that the conduct was at least not opposed to its best interests.

            (c) In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful.

      2. The director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to Section 10-202, subsection b, paragraph 2.

      B. A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection A, paragraph 2, subdivision (a) of this section.

      C. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section.

      D. A corporation may not indemnify a director under this section either:

      1. In connection with a proceeding by or in the right of corporation in which the director was adjudged liable to the corporation.

      2. In connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

      E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 10-852. Mandatory indemnification

      A. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

      B. Unless limited by its articles of incorporation, Section 10-851, subsection D or subsection C of this section, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or subsection C of this section, a corporation shall pay an outside director's expenses in advance of a final disposition of the proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in Section 10-851, subsection A and the director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The undertaking required by this subsection is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

      C. A corporation shall not provide the indemnification or advance payment of expenses described in subsection B if this section if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in Section 10-851, subsection A, and a court of competent jurisdiction does not otherwise authorize payment of indemnification or expenses under subsection B of this section for more than sixty days after a request is made unless ordered to do so by a court of competent jurisdiction.

Section 10-853. Advance for expenses

      A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if both of the following conditions exist:

      1. The director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct described in Section 10-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation pursuant to Section 10-202, subsection B, paragraph 1.

      2. The director furnishes the corporation with a written undertaking executed personally or on the director's behalf, to repay the advance the director is not entitled to mandatory indemnification under Section 10-852 and it is ultimately determined under Section 10-854 or 10-855 that the director did not meet the standard of conduct.

      B. The undertaking required by subsection A, paragraph 2 of this section is an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

      C. Authorizations of payments under this section shall be made in the manner consistent with Section 10-830 or 10-842.

      D. This section does not apply to the advancement of expenses to or for the benefit of an outside director. Advances to outside directors shall be made pursuant to Section 10-852.

Section 10-854. Court ordered indemnification

      Unless the corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advance for expenses if it determines either:

      1. The director is entitled to mandatory indemnification under
Section 10-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification.

      2. The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 10-851 or was adjudged liable as described in Section 10-851, subsection D, but if the director was adjudged liable under Section 10-851, subsection D, indemnification is limited to reasonable expenses incurred.

Section 10-855. Determination and authorization of indemnification

      A. A corporation may not indemnify a director under Section 10-851 unless authorized in the specific case after determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-851.

      B. The determination shall be made either:

            1. By the board of directors by a majority vote of the directors not at the time parties to the proceeding.

            2. By special legal counsel:

            (a) Selected by majority vote of the disinterested directors.

            (b) If there are no disinterested directors, selected by majority vote of the board.

            3. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

      C. Neither special legal counsel nor any shareholder has any liability whatsoever for the determination made pursuant to this section. In voting pursuant to subsection B of this section, directors shall discharge their duty in accordance with Section 10-830.

      D. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B, paragraph 2 of this section to select counsel.

Section 10-856. Indemnification of officers

      A. A corporation may indemnify and advance expenses under this article to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation as follows.

      1. To the same extent as to a director.

      2. If the individual is an officer but not a director, to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract expert for:

      (a) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding.

      (b)   Liability arising out of conduct that constitutes:

            (i) Receipt by the officer of a financial benefit to which the officer is not entitled

            (ii) An intentional infliction of harm on the corporation or the shareholders.

            (iii) An intentional violation of criminal law.

      B. Subsection A, paragraph 2 of this section applies to an officer who is also director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer.

      C. An officer of the corporation who is not a director is entitled to mandatory indemnification under Section 10-852, subsection A and may apply to a court under Section 10-854 for indemnification or an advance for expenses, in each case to the same extent to which a director is entitled to indemnification or advance for expenses under those sections.

Section 10-857. Insurance

      A corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director or officer whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under this article.

Section 10-858. Application of article

      A. A provision that treats a corporation's indemnification of or advance for expenses to directors and that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors or a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If the articles of incorporation limit indemnification or advances for expenses, indemnification and advances for expenses are valid only to the extent consistent with the articles.

      B. This article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

      C. This article does not limit a corporation's power to indemnify, advance expenses or maintain insurance on behalf of the employee or agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      In September 1996, the Company issued $14.3 million of Series C 10% Senior Subordinated Convertible Notes (the "10% Notes") in a private placement to accredited investors. During 1997, $9,550,000 of the 10% Notes and $475,548 of accrued interest were converted into 679,633 shares of the Company's Common Stock. The 10% Notes presently outstanding bear interest at 10% payable semi-annually and are due in September 1999. These remaining 10% Notes are convertible into approximately 280,000 shares of the Company's Common Stock. The Company has the right to call the remaining 10% Notes at par plus accrued interest.

      In November 1998, the Company undertook to refinance at maturity its 12% Senior Subordinated Notes and completed a private placement of $3,238,000 of 9-1/2% Senior Subordinated Notes (the "9-1/2% Notes"), comprised of cash proceeds of approximately $1.0 million and the exchange of approximately $2.2 million of the 12% Notes. The 9-1/2% Notes may be redeemed at the Company's option, upon at least 30 days' notice, in whole or in part on a pro rata basis, on and after April 30, 1999, at 102% of par value plus all accrued interest payable to the date of redemption. Proceeds received from the 9-1/2% Notes were used in the retirement of the 12% Notes upon maturity. The 9-1/2 % Notes become due on September 30, 2003 and bear interest payable semi-annually.

      In March 1999, the Company completed a private placement to an accredited investor of $7.5 million of the Company's Series A Convertible Preferred Stock (the "Series A"). Under the terms of this offering the Series A bears a coupon rate of 6% per annum payable quarterly in cash, or in stock that will be valued at 90% of fair market value at the time of payment. The Series A is subject to mandatory redemption at May 1, 2004. The Series A may be converted into shares of the Company's Common Stock at any time at 101% of the average closing price of any 15 out of the 30 consecutive trading days preceding conversion, up to a specified maximum conversion price (the "Conversion Cap"). The Conversion Cap for the first twelve months is $8.60 per share and is subject to an annual adjustment to the lesser of the then existing Conversion Cap or 130% of the then current market price of the Company's Common Stock. Conversion of the Series A is limited to 10% of the initial amount per month, accumulating monthly up to a maximum of 30% of the accumulated convertible amount in any month. The Company may require the conversion of the Series A if the market price of the Company's Common Stock exceeds the Conversion Cap by at least 50% for at least 20 consecutive trading days, subject to the same conversion limitations imposed upon the Series A holders. The Common Stock being registered pursuant to this Registration Statement is to account for the prospective issuance of Common Stock in the full amount of the Series A, plus all accrued and unpaid dividends thereon, outstanding at any given time upon notice of the Series A holders of such holders' election to convert their Series A into Common Stock. As of the date of this Registration Statement, no Series A has been converted into Common Stock.

      Other than the foregoing transactions, the Registrant has not offered or sold any unregistered securities within the last three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      a. Exhibits. The following Exhibits are included pursuant to Regulation
S-K.

No.                                Description                         Reference

3.1    Articles of Incorporation of Simula, Inc., as amended and
       restated.......................................................     (4)

3.2    Bylaws of Simula, Inc., as amended and restated................     (1)

4.2    Indenture dated December 17, 1993, as amended..................     (2)

4.5    Supplemental Indenture No. 2 dated September 12, 1996, entered into in connection with the Company's issuance of Series C 10%
       Senior Subordinated Convertible Notes..........................     (6)

4.6    Supplemental Indenture No. 3, effective March 14,  1997,
       amending the Indenture of Simula, Inc. dated December 17, 1993.     (7)

4.7    Indenture dated April 1, 1997, in connection with the
       Company's issuance of the 8% Senior  Subordinated Convertible
       Notes due May 1, 2004..........................................     (7)

4.8    Certificate of Designation, Preferences, Rights and
       Privileges of the $7,500,000 Series A Preferred Stock.........    (12)

*5.    Opinion of Bradley P. Forst, General Counsel of Simula, Inc.

10.11  1992 Stock Option Plan, as amended effective September 15, 1998    (10)

10.12  1992 Restricted Stock Plan.....................................     (1)

10.21  1994 Stock Option Plan, as amended effective September 15, 1998    (10)

10.24  Senior Credit Agreement with Bank One, Arizona, N.A. and
       Imperial Bank, Arizona dated November 6, 1998..................    (10)

10.25  Modification Agreement with Bank One, Arizona, N.A. and
       Imperial Bank, Arizona dated February 12, 1999.................    (11)

10.26  Simula, Inc. Employee Stock Purchase Plan......................     (4)

10.29  Form of Change of Control Agreements, as amended and restated, between the Company and Donald W. Townsend, Bradley P. Forst,
       James A. Saunders, Donald Rutter, and Randall L. Taylor........     (9)

10.30  Form of Employment Agreements between the Company and Donald
       W. Townsend, Bradley P. Forst,  James A. Saunders, and Randall
       L. Taylor .....................................................     (8)

10.31  Modification Agreement No. 2 with Bank One, Arizona, N.A. and
       Imperial Bank, Arizona, dated April 28, 1999...................    (12)

10.32  Form of Employment Agreement between the Company and James C.
       Dodd...........................................................    (12)

10.33  Form of Change of Control Agreement between the Company and
       James C. Dodd..................................................    (12)

18.    Preference Letter re: change in accounting principles..........     (5)

21.    Subsidiaries of the Company....................................     (8)

*23.1  Consent of Deloitte & Touche, LLP

24.    Powers of Attorney - Directors.................................     (8)

27.    Financial Data Schedule........................................    (12)

----------
* Filed herewith.

(1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

(2) Filed with Registration Statement on Form SB-2, No. 33-61028 under the Securities Act of 1933, effective December 10, 1993.

(3) Filed with Registration Statement on Form SB-2, No. 33-87582, under the Securities Act of 1933, effective December 28, 1994.

(4) Filed with Definitive Proxy on May 14, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

(5)   Filed with report on Form 10-Q/A for the quarter ended June 30, 1996.

(6)   Filed with report on Form 10-K for the year ended December 31, 1996.

(7) Filed with registration Statement on Form S-3, No. 333-13499, under the Securities Act of 1993, effective April 24, 1997.

(8)   Filed with report on Form 10-K for the year ended December 31, 1997.

(9)   Filed with report on Form 10-Q for the quarter ended March 31, 1998.

(10)  Filed with report on Form 10-Q for the quarter ended September 30, 1998.

(11)  Filed with report on Form 10-K for the year ended December 31, 1998.

(12)  Filed with report on Form 10-Q for the Quarter ended March 31, 1999.

-----------


ITEM 17. UNDERTAKINGS

(a) RULE 415 OFFERING

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) INCORPORATED ANNUAL AND QUARTERLY REPORTS

            The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE

            (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on May 27, 1999.

                                    SIMULA, INC.


                                    By /s/ Donald W. Townsend
                                       -------------------------------------
                                       Donald W. Townsend, Chief Executive
                                       Officer and President


      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE AND TITLE                                          DATE
           -------------------                                          ----

/s/ Donald W. Townsend                                              May 27, 1999
---------------------------------------------------
Donald W. Townsend, Chief  Executive Officer,
President, and Director

/s/ Bradley P. Forst
---------------------------------------------------
Bradley P. Forst, Executive Vice President,                         May 27, 1999
General  Counsel, Secretary, and Director

/s/ James C. Dodd
---------------------------------------------------
James C. Dodd, Executive Vice President, Treasurer,                 May 27, 1999
and Chief Financial Officer

/s/ James A. Saunders
---------------------------------------------------
James A. Saunders, Executive Vice President,
Chief Operating Officer, and Director

                      *
---------------------------------------------------
Stanley P. Desjardins, Chairman

                      *
---------------------------------------------------
James C. Withers, Director

                      *
---------------------------------------------------
Robert D. Olliver, Director

                      *
---------------------------------------------------
John M. Leinonen, Director

                      *
---------------------------------------------------
Lon A. Offenbacher, Director

*By: /s/ Bradley P. Forst
     ----------------------------------------------
     Bradley P. Forst,                                              May 27, 1999
     Attorney-in-Fact